FUND SERVICES AGREEMENT

between

TRITON PACIFIC INVESTMENT CORPORATION, INC.

and

Appendix I – Transfer Agency Services
Appendix II –Fees

TRITON PACIFIC INVESTMENT CORPORATION, INC.

FUND SERVICES AGREEMENT

           THIS FUND SERVICES AGREEMENT (this “Agreement”) effective as of the 27th day of May, 2014, by and between TRITON PACIFIC INVESTMENT CORPORATION, INC., a Maryland corporation having its principal office and place of business at 10877 Wilshire Boulevard, 12th Floor, Los Angeles, California 90024 (the “Company”) and GEMINI FUND SERVICES, LLC, a Nebraska limited liability company having its principal office and place of business at 17605 Wright Street, Omaha, Nebraska 68130 (“GFS”). This Agreement replaces and supersedes all prior understandings and agreements between the parties hereto for the services described below.

          WHEREAS, the Company is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (“1940 Act”); and

          WHEREAS, the Company is authorized to issue shares of its common stock (“Shares); and

          WHEREAS, the Company desires that GFS perform the services described in Appendix I together with those selected services identified in Appendix II (collectively the “Services”) and GFS is willing to provide those services on the terms and conditions set forth in this Agreement.

          NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the Company and GFS hereby agree as follows:

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)

The Company hereby appoints GFS to provide the Services to the Company for the period and on the terms set forth in this Agreement. GFS accepts such appointment and agrees to furnish the Services in return for the compensation as provided in Section 3 and Appendix II of this Agreement.

	(b)	In connection therewith the Company has delivered to GFS copies of:

		(i)	the Company’s Articles of Incorporation and Bylaws, including all amendments thereto (collectively, the “Organizational Documents”);

(ii)

the Company’s Registration Statement on Form N-2 and all amendments thereto filed with the Securities Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act (the “Registration Statement”);

		(iii)	the Company’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

		(iv)	the Company’s Prospectus as currently in effect and as amended or supplemented (the “Prospectus”);

	(v)	the Company’s investment advisory agreement;

(vi)

contact information for the Company’s third party service providers, including, but not limited to, any administrator, custodian, independent auditors, legal counsel, underwriter, and chief compliance officer; and

	(vii)	a copy of all the compliance procedures adopted by the Company, in accordance with the rules and regulations under the 1940 Act.

(c)

The Company shall promptly furnish GFS with all amendments of or supplements to the items listed in Section 1(b) above, and shall deliver to GFS a copy of the resolution of the Board of Directors of the Company (the “Board”) appointing GFS and authorizing the execution and delivery of this Agreement.

2.	DUTIES OF GFS

GFS’s duties with respect to the Services are detailed in Appendix I to this Agreement.

(a)

In order for GFS to perform the Services, the Company (i) shall cause all of the Company’s third party service providers to furnish any and all information to GFS, and assist GFS as may be required and (ii) shall ensure that GFS has access to all records and documents maintained by the Company or the Company’s third party service providers as are necessary for GFS to perform the Services.

(b)

GFS shall, for all purposes herein, be deemed to be an independent contractor and shall,unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(c)

Whenever, in the course of performing its duties under this Agreement, GFS determines, on the basis of information supplied to GFS by the Company, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, GFS shall promptly notify the Company’s Chief Compliance Officer and legal counsel of such violation.

3.	FEES AND EXPENSES

(a)

Fees. As compensation for the Services provided by GFS to the Company pursuant to this Agreement, the Company agrees to pay GFS the fees set forth in Appendix II attached hereto. Fees will begin to accrue on the later of the date of this Agreement or the date GFS begins providing Services to the Company. Notwithstanding the date on which fees begin to accrue, GFS shall not invoice the Company until the earlier of the date on which the Company breaks escrow on its initial public offering or the date that is six (6) months after the Effective Date (as defined in Section 10(a) below). Thereafter, GFS will render, after the close of each month in which Services have been furnished, a statement reflecting all of the charges for such month together with any unpaid charges from prior months. Services provided for partial months shall be subject to pro ration.

(b)

Expenses. In addition to the fees paid under Section 3(a), the Company agrees to reimburse GFS for all reasonable out-of-pocket expenses or advances incurred by GFS to perform the Services as well as for any out-of-pocket expenses incurred by GFS at the request or with the consent of the Company. For the avoidance of doubt, and without intending to limit the Company’s reimbursement obligation, the Company agrees to reimburse GFS for the following expenses to the extent incurred by GFS in the performance of the Services:

	(i)	Taxes (except to the extent relating the income of GFS);
	(ii)	interest;
	(iii)	brokerage fees and commissions, if any;
	(iv)	fees for directors who are not officers, directors, partners, employees or holders of five percent (5%) or more of the outstanding voting securities of GFS or the Company’s investment adviser;
	(v)	SEC fees (including EDGAR filing fees);
	(vi)	state blue sky registration or qualification fees;
	(vii)	advisory fees;
	(viii)	charges of custodians;
	(ix)	transfer and dividend disbursing agents’ fees;
	(x)	insurance premiums;
	(xi)	outside auditing and legal expenses;
	(xii)	costs of maintaining Company existence;
	(xiii)	costs attributable to shareholder services, including, without limitation, telephone and personnel expenses;
	(xiv)	costs of preparing and printing prospectuses for regulatory purposes;
	(xv)	costs of shareholders’ reports, Company meetings and related expenses; and
	(xvi)	any extraordinary expenses.

For reports, analyses and services requested in writing by the Company and provided by GFS, not in the ordinary course, GFS shall charge hourly fees as specified in Appendix II attached hereto. Notwithstanding the foregoing, the Company shall not be required to reimburse GFS more than $250 for any single out-of-pocket expense, unless the Company shall have first approved such out-of-pocket expense in writing.

(c)

Fee Changes. On each anniversary date of this Agreement, the base and/or minimum fees enumerated in Appendix II attached hereto, may be increased by the change in the Consumer Price Index for the Northeast region (the “CPI”) for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years. GFS Agrees to provide the Board prior written notice of any CPI increase.

(d)

Due Date. All fees contemplated under Section 3(a) above and reimbursement for all expenses contemplated under Section 3(b) above are due and payable within thirty (30) days of receipt of an invoice provided by GFS. Any fees or reimbursements due hereunder and not received by its due date may be assessed interest at the maximum amount permitted by law.

(e)

Books and Records. The accounts, books, records and other documents (the “Records”) maintained by GFS in connection with the performance of the Services shall be the property of the Company, and shall be surrendered to the Company, at the expense of the Company, promptly upon request by the Company in the form in which such Records have been maintained or preserved, provided that all service fees and expenses charged by GFS in the performance of its duties hereunder have been fully paid to the satisfaction of GFS. GFS agrees to maintain a backup set of the Company’s Records (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored. GFS shall assist the Company’s independent auditors, or, upon approval of the Company, any regulatory body, in any requested review of the Company’s Records. GFS shall preserve the Records, as they are required to be maintained and preserved under the 1940 Act.

(f)

Post-Engagement Audit Support Fees. After a de-Conversion, GFS may be called upon to provide support to the Company’s service providers in connection with the Company’s annual audit. Services provided by GFS to accommodate any request by the Company for assistance with the Company’s annual audit following termination of this Agreement shall be subject to GFS’s standard hourly rates existing at the time of the request, and the Company agrees to compensate GFS, at GFS’s standard hourly rates for accommodating any such request.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)

Indemnification of GFS. The Company shall indemnify and hold GFS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to the Company’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by the Company contained in this Agreement, or which arise out of the Company’s lack of good faith, gross negligence or willful misconduct with respect to the Company’s performance under or in connection with this Agreement.

(b)

Indemnification of the Company. GFS shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to GFS’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by GFS contained in this Agreement or which arise out of GFS’s lack of good faith, gross negligence, or willful misconduct with respect to GFS’s performance under or in connection with this Agreement.

(c)

Reliance. Except to the extent that GFS may be liable pursuant to Section 4(b) above, the Company shall hold GFS harmless and GFS shall not be liable for any reasonable action taken or reasonable failure to act in reliance upon, and shall be entitled to rely upon:

		(i)	advice of the Company, its officers, independent auditors or counsel to the Company;

(ii)

any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction pursuant to the parties standard operating practices;

(iii)

any written instruction or certified copy of any resolution of the Board, and GFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed by GFS to have been validly executed;

(iv)

any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed by GFS to be genuine and to have been signed or presented by the Company or other proper party or parties;

(v)

any instruction, information, data, records or documents provided to GFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by GFS and the Company’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Company; and

(vi)

any authorization, instruction, approval, item or set of data, or information of any kind transmitted to GFS in person or by telephone, email, facsimile or other electronic means, furnished and reasonably believed by GFS to be genuine and to have been given by the proper person or persons. GFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

GFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which GFS reasonably believes to be genuine.

At any time, GFS may apply to any officer of the Company for instructions, and may consult with legal counsel to the Company with respect to any matter arising in connection with the routine services to be performed by GFS under this Agreement, and GFS and its agents or subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel.

(d)	Errors of Others. GFS shall not be liable for the errors of other service providers to the Company, except or unless any GFS action or inaction is a direct cause of the error.

(e)

Reliance on Electronic Instructions. If the Company has the ability to originate electronic instructions to GFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit shareholder information or other information, then in such event GFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by GFS and the Company.

(f)

Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(g)

Notwithstanding any other provision of this Agreement, GFS’s maximum liability to the Company arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise, shall not exceed the direct loss to the Company. IN NO EVENT SHALL GFS OR THE COMPANY BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR GFS OR THE COMPANY WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.

5.	REPRESENTATIONS AND WARRANTIES

	(a)	Representations of GFS. GFS represents and warrants to the Company that:

		(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Nebraska;

		(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

		(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

		(iv)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, and shall continue to be registered throughout the remainder of this Agreement.

	(b)	Representations of the Company. The Company represents and warrants to GFS that:

		(i)	it is a corporation duly organized and existing and in good standing under the laws of the State of Maryland;

		(ii)	it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii) all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)

it will maintain registration as a closed-end management investment company registered under the 1940 Act and will operate in conformance with the 1940 Act and all rules and regulations promulgated thereunder during the term of this Agreement;

(v)

a registration statement under the Securities Act of 1933, as amended, will be effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Company being offered for sale; and

(vi)

The Company’s Organizational Documents, Registration Statement and Prospectus are true and accurate in all material respects and will remain true and accurate in all material respects at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

6.	CONFIDENTIALITY

          GFS and the Company agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

	(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

	(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(c)

release such information as permitted or required by law or approved in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Company.

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”), GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Company to any person that is not affiliated with the Company or with GFS and provided that any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive information via secured communication channels (i.e., encrypted format).

7.	PROPRIETARY INFORMATION

(a)

Proprietary Information of GFS. The Company acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “GFS Proprietary Information”) of substantial value to GFS or the third party. The Company agrees to treat all GFS Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any GFS Proprietary Information to any person or organization except as may be provided under this Agreement or as may be directed by GFS or as may be duly requested by regulatory authorities.

(b)

Proprietary Information of the Company. GFS acknowledges that the shareholder list and all information related to shareholders furnished to GFS by the Company or by a shareholder in connection with this Agreement (collectively, “Customer Data”), all information regarding the Company’s arrangements with brokerage firms, compensation paid to or by the Company, the Company’s trading strategies and all such related information (collectively, Company Proprietary Information”) constitute proprietary information of substantial value to the Company. GFS agrees to treat all Company Proprietary Information and Customer Data as proprietary to the Company and further agrees that it shall not divulge any Company Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Company or as may be duly requested by regulatory authorities.

(c)

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section 7 shall survive any earlier termination of this Agreement.

8.	ADDITIONAL CLASSES

          In the event that the Company establishes one or more series or classes of Shares after the effectiveness of this Agreement, such series or classes of Shares, as the case may be, shall become series and classes under this Agreement with necessary changes made to Appendix II; however, either GFS or the Company may elect not to make any such series or class subject to this Agreement.

9.	ASSIGNMENT AND SUBCONTRACTING

          This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the prior written consent of GFS. GFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more companies, firms, individuals or associations, which may or may not be affiliated persons of GFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve GFS of its responsibilities hereunder. GFS may pay such persons for their services, but no such payment will increase fees due from the Company hereunder.

10.	EFFECTIVE DATE, TERM AND TERMINATION

	(a)	Effective Date. This Agreement shall become effective on the date first above written (the “Effective Date”).

(b)

Term. This Agreement shall remain in effect for a period of one (1) year from the Effective Date and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board.

(c)

Termination. This Agreement can be terminated at the end of the initial term or subsequent renewal period upon ninety (90) days’ prior written notice by either party. Upon termination of this Agreement, GFS shall have no further obligation to provide the Services and all outstanding payments due to GFS hereunder shall become immediately due and payable to GFS, including any unpaid fees earned through the date of termination and the balance of all future minimum fees due under the remaining term of this Agreement. In the event of termination, GFS agrees that it will cooperate to facilitate the smooth transition of services and to minimize disruption to the Company and its shareholders. Notwithstanding the foregoing, either party may terminate this Agreement upon thirty (30) days’ written notice in the event of a breach. The parties have a right to attempt to cure a breach within the thirty-day notice period. If the breach is not cured within said period, then the parties hereto will submit to arbitration, in accordance with Section 11(g), below. In any event, this Agreement can be terminated at any time upon thirty (30) days’ prior written notice if the Board makes a determination to liquidate the Company.

	(d)	Survival of Certain Obligations. The obligations of Sections 3, 4, 6, 7, and 10 shall survive any termination of this Agreement.

11.	MISCELLANEOUS

	(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

	(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

	(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

	(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)

Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)

Force Majeure. Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

(g)

Arbitration. The parties understand and agree that, to the extent permitted by law, all claims arising out of this Agreement will be resolved through final and binding arbitration pursuant to the terms hereof. In this regard, the parties acknowledge and agree that: (i) such arbitration will be final and binding on the parties; (ii) the parties are hereby waiving their rights to seek remedies in court, including the right to a jury trial; (iii) pre-arbitration discovery is generally more limited than and different from discovery conducted in connection with litigation; (iv) the arbitrator’s award is not required to include factual findings or legal reasoning; and (v) a party’s right to appeal or seek modification of rulings by the arbitrator will be strictly limited.

Such arbitration will be conducted in New York according to the securities arbitration rules then in effect of the American Arbitration Association. Both parties understand that the other party may initiate arbitration by serving or mailing a written notice to the other party hereto by certified mail, return receipt requested. Any award the arbitration panel makes will be final, and judgment on it may be entered in any court having jurisdiction.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action who is a member of a putative class action until:

•	The class certification is denied;
•	The class is decertified; or
•	The person is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)

Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, or by facsimile to each party at the address set forth below or at such new address designated by such party by notice given pursuant to this Section.

To the Company:	To GFS:

Michael L. Carroll	Kevin Wolf
Chief Financial Officer and Secretary	President
Triton Pacific Investment Corporation, Inc.	Gemini Fund Services, LLC
10877 Wilshire Blvd., 12th Floor	80 Arkay Drive, Suite 110
Los Angeles, CA 90024	Hauppauge, NY 11788
Telephone: (804) 893-3712	Telephone: (631) 470-2616
mcarroll@tritonpacific.com	kevinw@geminifund.com

With a copy to:	With a copy to:

Legal Department
Gemini Fund Services, LLC
17605 Wright Street, Suite 2
Omaha, NE 68130
legal@nstar-financial.com

(j)

Safekeeping. GFS shall establish and maintain facilities and procedures reasonably acceptable to the Company for the safekeeping and control of records maintained by GFS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(k)

Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature Page Follows

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, effective as of the day and year first above written.

TRITON PACIFIC INVESTMENT CORPORATION, INC.		GEMINI FUND SERVICES, LLC

By:	/s/ Michael Carroll	By:	/s/ Andrew Rogers
	Name: Michael Carroll		Andrew Rogers
	Title: CFO		CEO

APPENDIX I

TRANSFER AGENCY SERVICES

GFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Company’s Registration Statement, the Company’s Organizational Documents, applicable laws and regulations, and resolutions and policies established by the Company’s Board:

1)

Provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including, without limitation, any periodic investment plan) that are customary for closed-end management investment companies including:

	a.	maintaining all shareholder accounts;
	b.	preparing shareholder meeting lists;
	c.	preparing and certifying direct shareholder lists in conjunction with proxy solicitations;
	d.	preparing periodic mailing of year-end tax and statement information;
	e.	mailing shareholder reports and prospectuses to current shareholders;
	f.	withholding taxes on U.S. resident and non-resident alien accounts;
	g.	preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;
	h.	preparing and mailing confirmation forms and statements of account to shareholders for all purchases and redemptions of Shares and other confirmable transactions in shareholder accounts; and
	i.	providing account information in response to inquiries from shareholders.

2)	Receiving for acceptance, orders for the purchase of Shares, and promptly delivering payment and appropriate documentation therefore to the Custodian authorized by the Board (the “Custodian”);

3)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate shareholder account;

4)	Receiving for acceptance, redemption requests and redemption directions and delivering the appropriate documentation therefore to the Custodian;

5)

As and when the Company receives monies paid to it by the Custodian with respect to any redemption, paying over or cause to be paid over the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming shareholders;

6)	Effecting transfers of Shares upon receipt of appropriate instructions from shareholders;

7)	Monitoring and making appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

Appendix I | 1

8)	Preparing and transmitting to shareholders (or crediting the appropriate shareholder accounts) payments for all distributions and dividends declared by the Company with respect to Shares;

9)

Receiving from shareholders and/or debiting shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received and provide necessary tracking reports to the Company’s principal underwriter (if any); and

10)	Recording the issuance of Shares and maintaining a record of the total number of Shares that are authorized, issued and outstanding.

Issuance of Shares.

GFS, in its capacity as transfer agent, shall make original issues of Shares in accordance with the Company’s Prospectus, only upon receipt of:

a.	instructions requesting the issuance,
b.	a copy of a resolution of the Board authorizing the issuance,
c.	necessary funds for the payment of any original issue tax applicable to such Shares, and
d.

an opinion of the Company’s legal counsel as to the legality and validity of the issuance. If such opinion is contingent upon a anything, including, without limitation, any filing required to be made with the SEC, the Company shall indemnify GFS for any liability arising from the failure of the Company to satisfy such contingency..

The responsibility of GFS for the Company’s state registration status is solely limited to the reporting of transactions to the Company, and GFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Company, its distributor or other agent.

Transfer of Shares.

Transfers of Shares shall be registered on the shareholder records maintained by GFS. In registering transfers of Shares, GFS may rely upon the Uniform Commercial Code as in effect in the State of Nebraska or any other statutes that, in the opinion of GFS’s legal counsel, protect GFS and the Company from liability arising from:

a.	not requiring complete documentation;
b.	registering a transfer without an adverse claim inquiry;
c.	delaying registration for purposes of such inquiry; or
d.	refusing registration whenever an adverse claim requires such refusal.

As transfer agent, GFS will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

Appendix I | 2

Purchase Orders.

Shares shall be issued in accordance with the terms of the Prospectus after GFS or its agent receives either:

a.

an instruction directing investment in Shares, a check (other than a third-party check) or a wire or other electronic payment in the amount designated in the instruction and in the case of an initial purchase, a completed account application; or

b.	the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

Distribution Eligibility.

Shares issued after receipt of a completed purchase order shall be eligible to receive distributions relating to such Shares at the time specified in the Prospectus pursuant to which the Shares are offered.

Determination of Federal Funds.

Shareholder payments shall be considered “Federal Funds” no later than on the day indicated below unless other times are noted in the Prospectus:

a.	for a wire received, at the time of the receipt of the wire;
b.	for a check drawn on a member bank of the Federal Reserve System, on the second Business Day following receipt of the check; and
c.	for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as GFS is credited with Federal Funds with respect to that check.

Lost Shareholders.

GFS shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 (the “Lost Shareholder Rules”) of the Securities Exchange Act of 1934, including, but not limited to, those set forth below. GFS may, in its sole discretion, use the services of a third party to perform some of or all such services.

a.	documentation of search policies and procedures;
b.	execution of required searches;
c.	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and
d.	preparation and submission of data required under the Lost Shareholder Rules.

Anti-Money Laundering (“AML”) Delegation.

The Company hereby delegates to GFS certain AML duties under this Agreement, as permitted by law and in accordance with the Company’s Anti-Money Laundering Policies and Procedures as may be amended from time to time. Such duties delegated to GFS include procedures reasonably designed to prevent and detect money laundering activities and to ensure that the Company can have a reasonable belief that it knows the identity of each person or entity opening an account with the Company. GFS’s procedures will include, as appropriate, procedures to assist the Company to:

Appendix I | 3

•	detect and report suspicious activities;

•	comply with “know your customer” requirements;

•	monitor high-risk accounts; and

•	maintain required records.

GFS shall provide for proper supervision and training of its personnel. With respect to assisting the Company with its Customer Identification Program (“CIP”) designed to ensure the identity of any person opening a new account with the Company (a “Customer”), GFS will assist the Company through the use of the following:

•

risk-based procedures to verify the identity of each Customer to the extent reasonable and practicable, such that the Company may have a reasonable belief that it knows the true identity of each Customer;

•	before opening an account, obtain a Customer’s name, date of birth (for an individual), address, and identification number[1];

•	procedures to verify the identity of a Customer within a reasonable time after the account is opened;

•	procedures for maintenance of records relating to Customer identification and supporting the verification; and

•

procedures to determine whether the Customer’s name appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of the Treasury in consultation with the federal functional regulators, within a reasonable period of time after the account is opened.

For purposes of verifying the identity of a Customer, GFS may rely on documents, so long as, based on that information, GFS can form a reasonable belief that it knows the identity of the Customer, including:

•	an individual’s unexpired government-issued identification evidencing nationality or residence and bearing a photograph or similar safeguard, (such as a driver’s license or passport); or

•	documents showing the existence of an entity, such as articles of incorporation, a government-issued business license, a partnership agreement, or trust instrument.

To the extent that the Customer’s identity cannot be verified by relying on documents, other methods may be used by GFS, including, (i) contacting a Customer; (ii) independently verifying the Customer’s identity through the comparison of information provided by the Customer with information obtained from a consumer reporting agency, public database, or other source; (iii) checking references with other financial institutions; and (iv) obtaining a financial statement.

In the event that GFS is not able to verify the identity of a Customer sufficiently that it can form a reasonable belief that it knows the true identity of a Customer, then GFS may, as appropriate:

•	not open an account for the Customer;

1 An identification number may be a taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

Appendix I | 4

•	apply limited terms under which a Customer may use an account until the Customer’s identity is verified;

•	close an account, after attempts to verify a Customer’s identity have failed; or

•	assist the Company in filing a Suspicious Activity Report in accordance with applicable law and regulation, regarding the Customer.

The Company represents and agrees that it will provide Customers with adequate notice that the Company is requesting information to verify their identities. The notice will be included in the application or the Prospectus, or a document accompanying the application or Prospectus provided it is reasonably designed to ensure that the customer views or otherwise receives the notice before opening the account. In consideration of the performance of the duties by GFS pursuant to this Section, the Company agrees to pay GFS for the reasonable administrative expenses that may be associated with such additional duties.

Anti-Identity Theft Delegation.

To the extent that the Company has covered accounts that allow redemption proceeds to go to third parties, GFS will assume Anti-Identity Theft monitoring duties for the Company under this Agreement, pursuant to legal requirements. Any out of pocket expenses occurred in this regard are due and payable by the Company.

Rule 22c-2 Compliance.

Rule 22c-2 under the 1940 Act requires that an investment company’s principal underwriter or transfer agent enter into a shareholder information agreement with any financial intermediary or its agent where it, through itself or its agent, purchases or redeems shares directly from an investment company, its principal underwriter or transfer agent, or through a registered clearing agency. The Company shall ensure that its principal underwriter enters into such agreements, which permits GFS as transfer agent to request information from such financial intermediaries to insure that the Company’s procedures are being followed with respect to market timing and, where applicable, early redemption fees. The Company’s procedures in this regard may trigger information requests, under certain conditions, with respect to said financial intermediaries’ omnibus accounts in the Company.

Processing through the National Securities Clearing Corporation (the “NSCC”).

GFS will: (i) process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Company), in accordance with, instructions transmitted to and received by GFS by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by GFS; (ii) issue instructions to the Company’s Custodian for the settlement of transactions between the Company and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the Company’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain shareholder accounts through Networking.

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Transfer Agency Records.

GFS shall maintain the following shareholder account information:

•	name, address and United States Tax Identification or Social Security number;
•	number of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;
•	historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;
•	any stop or restraining order placed against a shareholder’s account;
•	any correspondence relating to the current maintenance of a shareholder’s account;
•	information with respect to withholdings; and
•	any information required in order for GFS to perform any calculations required by this Agreement.

All out-of-pocket expenses will be billed as set forth on Appendix II. GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Transfer Agency Services. Any modification of the Transfer Agency Services provided by GFS as set forth in this Appendix I shall be delivered to the Company in writing.

Appendix I | 6

APPENDIX II

FEES

This Appendix II is part of the Fund Services Agreement (the “Agreement”) between Triton Pacific Investment Corporation, Inc. (the “Company”) and Gemini Fund Services, LLC (“GFS”). Set forth below are the Services elected by the Company identified on this Appendix II along with the associated Fees.

FEES

The Company shall pay to GFS the following fees: (all basis point fees will be calculated based upon the average net assets of the Company for the previous month)

Transfer Agency Fees

1.	Base annual fee:*	$13.00 annual fee per open account
($2.00 annual fee per closed account)

The base annual fee is subject to a $16,000.00 minimum annual fee per Company share class.

*All fees set forth in this Section 1 under the heading “Transfer Agency Fees” shall be subject to a 20% discount for the first twelve (12) months following the Effective Date of the Agreement.

2.	General Activity Charges:

Customer Service Calls	$2.50 per call
Manual Transactions	$1.00 per transaction
New Account Opening (manual)	$2.50 per account
New Account Opening (electronic)	$0.40 per account
Incoming IRA Transfer from prior custodian	$25.00 per transfer
IRA Transfer to successor custodian	$25.00 per transfer
Refund of Excess Contribution	$15.00 per refund
Distribution to IRA Participant	$15.00 per distribution

❑	Check this box to elect 24 Hour Automated Voice Response

24 Hour Automated Voice Response Charges:
Initial set-up (one-time) charge	$1,520.00 (to be waived)
Monthly charge	$50.00

3.	Web Package Fees*:

❑	Check this box for Shareholder Desktop Web Package (described below)
$2,000.00 initial installation charge
Annual maintenance fee (included in annual minimum fees)

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❑	Check this box for Shareholder Desktop Online New Accounts (described below)
$2,500.00 initial set-up charge
$2.50 per new account charge

❑	Check this box for Data Web Package (described below)
$3,000.00 initial installation charge
$1,500.00 annual maintenance fee (invoiced annually in advance)

*Purchase of two web packages entitles purchaser to a 20% discount on initial installation/set-up charges for each of the two packages. Purchase of three web packages entitles purchaser to a 30% discount on initial installation/set-up charges for each of the three packages.

4.	Additional Charges:

a.	Rule 22c-2 compliance fee. The Company shall pay a $125.00 monthly administration fee for Rule 22c-2 compliance.

Special Reports/Programming Fees

All special reports analyses and/or programming requested by the Company under this Agreement shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:

GFS Senior & MIS Staff	$200.00 per hour
GFS Junior Staff	$100.00 per hour

Out -of-pocket Expenses

Subject to the restrictions imposed by Section 3(b) of the Agreement, the Company shall reimburse GFS for all out-of-pocket expenses incurred by GFS when performing Services under this Agreement, including, but not limited to, the following:

o	Anti-ID Theft Monitoring	o	Pro rata portion of SSAE 16 review
o	Bank Account and other Bank Fees	o	Proxy Services
o	Customer Identification/AML Program Costs	o	Record Storage
o	Stationery and Supplies	o	Regulatory fees and assessments
o	Locating Lost Shareholders/Escheatment Costs	o	State and Federal filing fees and assessments
o	NSCC Charges	o	Tax Reporting
o	Postage	o	Telephone and Toll Free Lines
o	Pre and Post Sale Fulfillment	o	Travel Requested by the Company
o	Printing Documents

Signature Page Follows

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          The parties hereto agree to the Services and associated fees as set forth in the Agreement and in this Appendix II.

TRITON PACIFIC INVESTMENT CORPORATION, INC.		GEMINI FUND SERVICES, LLC

By:		By:
	Name: Michael Carroll		Andrew Rogers
	Title: CFO		CEO

The undersigned investment adviser hereby acknowledges and agrees to the terms of the Agreement and this Appendix II.

Triton Pacific Adviser, LLC
10877 Wilshire Blvd., 12th Floor
Los Angeles, CA 90024

By:
Name: Michael Carroll
Title: CFO

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SHAREHOLDER DESKTOP WEB PACKAGE
Proprietary Secure Web-Based Direct Interface With Transfer Agent Data

Supports Five Levels of Access
Administrator
Broker/Dealer
Broker/Dealer Branch
Registered Representative
Shareholder

Customizable Look And Feel (Logo And Color Scheme)

Account Inquiry
Portfolio Summary
Account Position
Transaction History
General Account Information

Online Transactions (Must have this reflected in the prospectus to offer this functionality)
Exchanges
Purchases
Redemptions
Prospectus and SAI Access

Account Maintenance
Change of Shareholder Information
o	Address
o	Phone Number
o	Email Address

Online Statement Access
Quarterly Statements and Confirms
Electronic Delivery (Should have this reflected in the prospectus and application to offer this functionality)
o	Statements
o	Confirms
o	Regulatory Mailings

SHAREHOLDER DESKTOP ONLINE NEW ACCOUNTS

Allows clients the ability to set up a new account online if they provide valid ACH information and agree to all disclaimers and agreements on site.
E-Signature capability

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DATA WEB PACKAGE

Performance Web Page
•	Comprehensive performance report hosted by GFS
	o	Company investment performance updated nightly
	o	Up to 20 indexes available
	o	Data provided in simple format to be encapsulated into Company’s own website to provide a custom look and feel
	o	Growth of $10,000 graph available

Holdings web page
•	Investment holdings updated periodically to meet disclosure rules hosted by GFS
	o	Investment holdings updated periodically to meet disclosure rules
	o	Top ten report available
	o	Data provided in simple format to be encapsulated into Company’s own website to provide a custom look and feel

Historical NAV web page
•	Provides historical NAV information for a specified period of time
	o	Data provided in simple format to be encapsulated into Company’s own website to provide a custom look and feel

Fulfillment web page
•	Provides an online request form for shareholders who wish to request a hard copy of the fulfillment material mailed to them
	o	Request is automatically routed online to the Shareholder Services Team at GFS for processing
	o	Reporting of Fulfillment requests made online or via phone available via GFS Reporting Services Tool.

GFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)

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